                         PURCHASE AND ROYALTY AGREEMENT

          THIS PURCHASE AND ROYALTY AGREEMENT (the "Agreement") is made and entered into on October 24, 2002 by and between VICOR TECHNOLOGIES, INC., a
Delaware corporation ("Vicor"), and JAMES E. SKINNER ("Skinner").

                                    RECITALS:

          WHEREAS, Skinner currently owns 3,000 shares (the "Shares") of the common stock of Enhanced Cardiology, Inc., a Texas corporation ("ECI");

          WHEREAS, Skinner currently owns certain computer software (the
"Software") and all of the rights (collectively, the "Rights") associated with the Software, including, without limitation, intellectual property rights, as described on Exhibit "A" hereto;

          WHEREAS, Vicor wishes to purchase the Software and the Shares from
Skinner, and to pay a royalty payment to Skinner, on the terms and subject to the conditions contained herein; and

          WHEREAS, the parties hereto wish to document their agreement regarding the matters discussed herein in this Agreement.

          NOW, THEREFORE, in consideration of the various mutual agreements, representations, warranties, acknowledgements and covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, each of the parties hereto, intending to be legally bound, hereby represents, warrants, covenants, acknowledges and agrees as follows:

                                   AGREEMENT:

          A. Subject to the terms and condition of this Agreement, Vicor shall purchase (1) all of the Shares and (2) the Software and all of the Rights from
Skinner. The total purchase price for the Shares shall be $50,000, and the total purchase price for the Software shall be $200,000, for a total purchase price
(the "Purchase Price") of $250,000. Upon the purchase of the Shares by Vicor,
Skinner shall provide to Vicor all of the stock certificates that represent the
Shares, and each such stock certificate shall be duly signed by Skinner as required by Vicor in its sole discretion and shall be accompanied by appropriate stock powers executed in blank.

          B. Except as otherwise provided herein, the Purchase Price shall be paid as follows: (1) $50,000 upon the execution of this Agreement by both parties, (2) $50,000 on the earlier to occur of (a) Vicor's receipt of 510K approval (by the Food and Drug Administration) for the Cardiac Device, or (b)
June 30, 2003, and (3) $150,000 on the earlier to occur of (a) Vicor's receipt of sufficient funds from the sale or licensing of the Cardiac Device or other activities to allow Vicor to make this payment, or (b) September 30, 2003.
Unless otherwise indicated by Vicor in its sole discretion, the $50,000 payment for the Shares shall be the last increment of the Purchase Price paid by Vicor to Skinner. Skinner shall provide all documentation associated with the Software in any form or media to Vicor upon the execution of this Agreement, and he shall continue to develop documentation in connection with any

improvements, modifications or new versions of the Software as contemplated in
Section C hereof. All such documentation, regardless of when it is developed, shall belong to Vicor.

          C. Skinner shall use his good faith efforts to continue to develop and improve the Software. Any such improvement, modification, development or new versions of the Software of any kind or type shall belong exclusively to Vicor, and Skinner shall, at Vicor's request, take all actions and execute all documents required or desired by Vicor to confirm and document such ownership by
Vicor. Skinner shall also provide a reasonable level of ongoing support services to Vicor in connection with the Software and any improvements or modifications to the Software that will enable Vicor to fully utilize the Software as contemplated in this Agreement.

          D. If Vicor does not make all of the payments contemplated in Section
B hereof, the full ownership of the Software shall revert to Skinner.

          E. All of the amounts to be paid to Skinner under Sections A, B and F hereof may be made by Vicor by wire transfer or corporate check in Vicor's sole discretion.

          F. Vicor shall pay to Skinner or his heirs, during the period beginning on the date of this Agreement and ending on the expiration date of the later to expire of the patents filed on the algorithm owned by ECI (Patents Nos.
5,709,214 and 5,720,294 as filed with the United States Patent and Trademark
Office), an amount (the "Royalty Payment") equal to ten percent (10.0%) of any amount that Vicor actually receives which is derived from any activities that utilize the P2Di Cardiac Device (the "Cardiac Device") owned by Vicor and described on Exhibit "B" hereto, including, without limitation, licensing and sales of the Cardiac Device; provided, however, that Vicor shall not be required to begin making Royalty Payments to Skinner hereunder until Vicor has received
Gross Profits (as defined herein) which arise from the sale or licensing of the
Cardiac Device sufficient to allow Vicor to recover all of the development costs that it has paid or will pay in connection with the Cardiac Device. No Royalty
Payments shall be paid prior to the achievement of this fixed Gross Profit level. "Gross Profit" means the net sales price of the Cardiac Device less (1)
associated costs of goods sold, (2) associated commissions. If Vicor is for any reason required to return or repay any of such funds to any party, Skinner shall promptly refund a corresponding portion of the applicable Royalty Payment to
Vicor. Skinner shall not be entitled to any Royalty Payment in connection with any funds received by Vicor that are not directly related to the Cardiac Device.

          G. Skinner represents and warrants to Vicor that (1) he is the sole owner of all of the Shares, the Software and the Rights, (2) he has the full and uncontested right to sell the Shares, the Software and the Rights to Vicor as contemplated in this Agreement, (3) no third party has any rights or claims of any kind in any of the Shares, the Software or any of the Rights, including, without limitation, any options or rights to purchase any of the Shares, the
Software or any of the Rights, (4) the Shares, the Software and all of the
Rights are free and clear of all liens and encumbrances of any kind, including, without limitation, tax liens, (5) to his knowledge after due investigation, neither the Software nor any of the Rights infringe (directly or indirectly) in any way on the intellectual property rights of any other person or entity, including, without limitation, any patent rights, (6) the Shares currently represent fifteen percent (15.0%) of the outstanding equity securities of ECI
(on a fully diluted basis assuming the exercise of all options,

warrants, convertible debt securities or any other securities that are convertible into or exchangeable for the Company's common stock), (7) all taxes that have arisen out of or in connection with the Shares, the Software and the
Rights have been paid, and Skinner is not aware of any such taxes that may arise in the future. All of the representations and warranties contained in this
Section G shall be deemed to be made again by Skinner in their entirety upon the dates of each of the two additional payments contemplated in Section B(2) and
B(3) hereof.

          H. This Agreement may be executed in counterparts, all of which together shall constitute one instrument.

          I. All of the Recitals stated at the beginning of this Agreement and all of the Exhibits to this Agreement are hereby incorporated by reference into and made a part of this Agreement, each with the full power and effect as each of them would have if it was a provision of this Agreement.

          J. A facsimile of this Agreement or any counterpart of this Agreement, including a facsimile signature, shall be as effective as an original.

          K. Each party hereto has all necessary power and authority to execute and perform this Agreement and the various obligations contained in this
Agreement. Each party hereto has obtained all authorizations and consents as required to execute this Agreement and to perform all obligations contained in this Agreement. This Agreement constitutes the legal, valid, binding and enforceable agreement of each party hereto, and does not conflict with any law or agreement to which any party is subject.

          L. Any action, claim or other proceeding that arises out of or in connection with this Agreement shall be brought in the applicable Federal or state court located in Palm Beach County, Florida, and each party hereto hereby irrevocably waives any objection that it may have to such selection of venue, including, without limitation, any objection based on an assertion that such selection of venue constitutes an inconvenient forum. The non-prevailing party in any action or proceeding which arises out of or in connection with this
Agreement shall be responsible for all expenses associated with any such action, claim or proceeding, including, without limitation, all attorneys' fees and associated expenses.

          M. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida without giving effect to its conflict of law rules.

          N. This Agreement constitutes the entire agreement among the parties hereto regarding the matters dealt with herein, and it totally supersedes any other agreements or understandings, whether oral or written, between the parties hereto regarding any of the matters discussed herein.

          O. Each of the parties hereto shall promptly perform all actions and execute all documents reasonably required or desired by the other party hereto in order to effectuate the intent of this Agreement.

          P. Skinner may not assign this Agreement or any of his rights or obligations hereunder to any party without the prior written consent of Vicor, which may be withheld but

which consent cannot be unreasonably withheld. This Agreement and the parties'
rights hereunder shall be binding upon and inure to the benefit of and be enforceable by all parties hereto, their respective legal representatives, successors, heirs and permitted assigns.

          Q. This Agreement may not be terminated, modified, or amended orally or by any course of conduct or usage of trade but only by an agreement in writing duly executed by all of the parties hereto. Any notices required or desired under this Agreement shall be written and shall be delivered by hand delivery or by recognized national overnight courier service (such as Federal
Express or UPS) to the appropriate address given in Exhibit "C" hereof, or to such other address as given by any party in accordance with the notice provisions hereof. Any such notice shall be deemed to be given upon delivery.

          R. Any waiver of a breach of any of the provisions of this Agreement must be in writing and signed by all parties hereto and shall not be deemed a waiver of any other provision of this Agreement.

          S. Skinner has had this Agreement reviewed by his individual counsel prior to its execution by him.

          IN WITNESS WHEREOF, the parties hereto or their duly authorized representatives have executed this Purchase and Royalty Agreement on the date first above written.

                                        VICOR TECHNOLOGIES, INC.

                                        By: /s/ David H. Fater
                                            ------------------------------------
                                            Name: David H. Fater
                                            Its: President

                                        /s/ James E. Skinner
                                        ----------------------------------------
                                        JAMES E. SKINNER

                                   EXHIBIT "A"

                             DESCRIPTION OF SOFTWARE

The software based on the two patents by James E. Skinner and assigned to
Enhanced Cardiology, Inc., was retained by James E. Skinner as the source code for the PD2i algorithm (PD2-02.C). The several historic versions of the code were finally combined into a single source code developed by James E. Skinner and programmed by Saeed Moradi and Dr. R. Sreenivasan, as his hired employees.

The source code now contains three computational engines: 1) an RR algorithm that uses a convexity operator to determine the sequential RR-intervals from a digital electrocardiogram digitized at 1,000 Hz, 2) a Noise Consideration algorithm that examines the low-level noise and, if present, removes one bit
(the noisy bit) from each data point in the RR-interval file (i.e., multiplies by 0.5), and 3) determines the PD2i of the RR-interval file using an MX-array of
12 embedding dimensions by 1,000 rank-ordered vector-difference lengths at each embedding dimension. The L-infinity norm is used for the vector calculations
(i.e., leg-A, Leg-B, whichever is larger, approximates Leg-C, the resultant vector).

This three-part source code is being prepared for final transfer by Dr. Skinner, as of this date, and will be delivered in digital form to Vicor Technologies,
Inc., under the name PD2i.C. All other copies of all other source codes will be retained only on Dr. Skinner's computers for his continuing development of the software. His retained software is exclusively under the management by Vicor
Technologies, Inc., per this Agreement.

                                   EXHIBIT "B"

                       DESCRIPTION OF PD2I CARDIAC DEVICE

The PD2i.C software once compiled to operate on the Windows XP, 2000, and 98 platforms will provide all software necessary to analyze a digital electrocardiogram (ECG) digitized at 1000 Hz and provide graphic displays of the
PD2i analyses. The output of the digital ECG, when recorded to the disk of a computer, is intended to be analyzed offline by the PD2i.C compiled software.
The executable software file, PD2i.EXE, requires in the same subdirectory 3 option files (*.opt) and two Windows Open GL drivers (glut32.dll, and
glu32.dll). The option files enable the PD2i calculation parameters to be changed (not recommended) and the RR-interval options to the changed (not recommended). The third option file enables the graphic displays options to be changed (not recommended). All options were found to provide optimum performance and are the same as those used in previous animal and human clinical studies published by James E. Skinner. The results will be displayed simply by user-friendly point-and-click menus and then these displays can be printed or written to file.

                                   EXHIBIT "C"

                              ADDRESSES FOR NOTICE

1.   Vicor:

                2300 Corporate Blvd., NW
                Suite 123
                Boca Raton, FL  33432
                Attention: David H. Fater, President

2.   Skinner:

                399 Autumn Drive
                Bangor, PA  18013
                Attention: James E. Skinner